EXHIBIT 5.1

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June 11, 2008

CombiMatrix Corporation

6500 Harbor Heights Pkwy, Suite 303

Mukilteo, WA 98275

Re:                             CombiMatrix Corporation

Registration Statement on Form S-3

(File No. 333-139679), as amended

Ladies and Gentlemen:

We are acting as counsel to CombiMatrix Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Registration Statement on Form S-3 which was originally filed on Form S-1 and converted to Form S-3 by post-effective amendment thereto (the “Registration Statement”).  The Registration Statement (File No. 333-139679) covers 2,305,274 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of the following outstanding warrants (the “Warrants”):  warrants to purchase 159,648 shares of our common stock for $24.00 per share, issued September 21, 2005; warrants to purchase 1,129,894 and 48,842 shares of our common stock for $8.70 and $10.88 per share, respectively, issued December 13, 2006; and warrants to purchase 966,890 shares of our common stock for $5.50 per share, issued May 4, 2007.

In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Warrants and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.  In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Warrant Shares, there will not have occurred any change in law affecting the validity or enforceability of the Warrant Shares.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, we are of the following opinion: When issued and sold by the Company against payment therefor pursuant to the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

Atlanta • Bethesda • Boston • Chicago • Fort Lauderdale • Jacksonville • Los Angeles Miami • New York • Northern Virginia • Orlando • Portland • San Francisco Tallahassee • Tampa • Washington, D.C. • West Palm Beach Beijing • Caracas* • Helsinki* • Mexico City • Tel Aviv* • Tokyo • *Representative Office

We are expressing our opinion only as to matters of the corporation law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the related prospectus.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP